Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com
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Milan

Hess Midstream LP

1501 McKinney Street

Houston, Texas 77010

Re:	Registration Statement on Form S-8 with respect to 2,934,345 Class A Shares

Ladies and Gentlemen:

We have acted as special counsel to Hess Midstream LP, a Delaware limited partnership (the “Company”), in connection with the proposed issuance of up to 2,934,345 Class A Shares representing limited partner interests in the Company (the “Class A Shares”), issuable under the Hess Midstream LP 2017 Long-Term Incentive Plan (as amended, the “Plan”). The Class A Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2019 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Class A Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the general partner of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Class A Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plan,

December 20, 2019

assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Class A Shares will have been duly authorized by all necessary limited partnership action of the Company, and the Class A Shares will be validly issued and, under the Delaware Act, recipients of the Class A Shares will have no obligation to make further payments for their receipt of Class A Shares or contributions to the Company solely by reason of their ownership of Class A Shares or their status as limited partners of the Company, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP